Exhibit (h.18)	Second Amendment to Securities Lending Agency Agreement between Heartland Group, Inc. and Brown Brothers Harriman & Co.

SECOND AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

This Second Amendment (this “Amendment”) to the Securities Lending Agency Agreement is dated as of September 24, 2014, by and among Heartland Group, Inc., a registered investment company organized under the laws of Maryland (“Heartland Group”), and Brown Brothers Harriman & Co., a New York limited partnership (“BBH&Co.”), as acknowledged and agreed by Heartland Advisors, Inc., investment advisor to the Funds.

Reference is made to the Securities Lending Agency Agreement dated as of November 30, 2011 by and among Heartland Group and BBH&Co., as acknowledged and agreed by Heartland Advisors, Inc., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Whereas, Heartland Group is an open-end management investment company registered under the Investment Company Act of 1940, as amended, which offers its shares in separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets (Heartland Group on behalf of each of such series the “Fund” and collectively, the “Funds”);

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Schedule 1 in its entirety, and substituting therefor Schedule 1 attached hereto.

B.	Miscellaneous

1.	Other than as amended hereby, the Agreement remains unchanged and in full force and effect. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended hereby.

2.	This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

HEARTLAND GROUP, INC.		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Katherine M. Jaworski	By:	/s/ Thomas Poppey
Name:	Katherine M. Jaworski	Name:	Thomas Poppey
Title:	Vice President and Secretary	Title:	Senior Vice President

Acknowledged and agreed:
Heartland Advisors Inc.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	CFO

SCHEDULE 1

Account	Available Securities
Heartland Value Fund	All Securities held in custody at BBH&Co.
Heartland Value Plus Fund	All Securities held in custody at BBH&Co.
Heartland Select Value Fund	All Securities held in custody at BBH&Co.
Heartland International Value Fund	All Securities held in custody at BBH&Co.
Heartland Mid Cap Value Fund	All Securities held in custody at BBH&Co.